Exhibit 99.1

Investor Relations Contact: Ken Lowe Sigma Designs, Inc. Tel: 408/957-9850 Fax: 408/957-9741 IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FOURTH QUARTER AND YEAR-END RESULTS

MILPITAS, Calif.-March 15, 2005-Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, announced results for its fourth fiscal quarter and year ended January 31, 2005.

Net revenues for the fourth quarter were $7,888,000, up 3% from $7,677,000 for the previous quarter and up 7% from $7,341,000 reported for the same period last year. Sigma reported a small net loss of $17,000 or $0.00 per basic and diluted share in the fourth quarter. This compares to net income of $525,000, or $0.03 per basic and $0.02 per diluted share for the previous quarter, and net income of $297,000 or $0.01 per basic and diluted share during the same period one year ago. The increase in revenue is primarily attributable to increased sales of the company's EM8620 Windows Media 9 media processors and the small loss was primarily due to additional costs for Sarbanes-Oxley compliance.

For the year ended January 31, 2005, net revenues were $31,437,000, up 3% from $30,520,000 reported for fiscal 2004. Sigma reported a net income of $1,840,000, or $0.09 per basic share and $0.08 per diluted share for fiscal 2005 compared to net income of $1,543,000 or $0.08 per basic and $0.07 per diluted share in fiscal 2004.

"We are pleased with the range of accomplishments and overall profitability we achieved for fiscal 2005. Despite lower than expected sales in our second half, we achieved revenue growth and $1.8 million in net income while positioning ourselves for several large upcoming opportunities in the telco and high definition DVD space. We introduced the first secure media processor with integrated support for H.264 and VC-1, a landmark achievement for the industry and a potentially paradigm-changing event for the company. We maintained leading market share in digital media adapters, IPTV set-top boxes, and networked DVD players, while we achieved a number of new design wins in high-definition television and portable media products. Finally, we increased our list of top-tier companies we are working with, including the addition of D-Link, I-O Data, Sharp, Sony VAIO Division, Tatung and Viewsonic. Looking forward, we see tremendous upsides to our top-line potential and remain optimistic in our ability to achieve a greater revenue growth rate, as well as improved levels of profitability," stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

  Demonstrated the SMP8630 series of secure media processors, representing the industry's first chipsets to integrate support of high-definition (HD) decoding in all major formats including H.264, WMV9/VC1 and MPEG-2.
  Announced that Sony Corporation is going to launch its new VGP-MR100 network media receiver, based on Sigma's EM8620L media processor, which enables consumers to send files from a Sony VAIO to the TV or stereo, via home network.
  Announced that Denmark's first broadband TV channel, TV 2 Sputnik, will be based on a set-top box from KiSS Technology, and powered by Sigma's EM8620L media processor.
  Announced that LG Electronics' new 15" wireless liquid crystal display (LCD) TV is powered by Sigma's EM8620L media processor. LGE's wireless LCD TV provides seamless media content from an external audio/visual (a/v) player or personal computer (PC), with the ease of wireless technology.
  Announced that Sharp's new MR01 network media player is based on a Sigma media processor, and allows media libraries stored on the PC to be viewed on living room televisions.
  Announced that the new DaveTV product is based on Sigma's EM8620 media processor, and provides an Internet based media solution that enables users to download, manage and watch media entertainment on demand.
  Announced a wide range of WMV9 capable customer products being demonstrated for the first time at the CES2005 show, including Buffalo's latest LinkTheater DVD media player, DigiOn's new digital media receiver platform, Digital Cube's second generation of their iStation portable media player, D-Link's next generation of networked media players, iCube's new wireless digital media receiver, Momitsu's new networked DVD player, I-O Data's latest AVeL LinkPlayer, Pioneer's new video card for its 50" plasma display, Tatung's new FVD player.

The conference call relating to fourth quarter and year-end results will take place following this announcement at 5:00 PM EST today, March 15. The dial-in number is 800-638-4930 (international callers dial 617-614-3944) and the passcode is 25076744. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/investors/overview or over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 50317367. The audio replay will be available for one week after the call. For further information, please see the link on our website at www.sigmadesigns.com.

About Sigma Designs, Inc.

Sigma Designs (Nasdaq: SIGM) specializes in silicon-based MPEG decoding for streaming video, progressive DVD playback, and advanced digital set-top boxes. Sigma's award-winning REALmagic® Video Technology is used in both commercial and consumer applications providing highly integrated solutions for high-quality decoding of MPEG-1, MPEG-2 and MPEG-4. Headquartered in Milpitas, Calif., Sigma also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit our web site at www.sigmadesigns.com/.

REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the anticipation of achieving a greater revenue growth rate and improved levels of profitability, having positioned ourselves for several large upcoming opportunities in the telco and HD-DVD space, as well as levels of, and specific, actual and anticipated new products, design wins and prospects. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our REALmagic MPEG silicon to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance or will be rendered obsolete by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer's deployment of set-top boxes. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended January 31, 2004 and on Form 10-Q for the quarter ended October 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward- looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Following are highlights of the fourth quarter and year-end results of fiscal 2005 and 2004:

Quarter ended January 31,	2005	2004

Net revenues	$ 7,888,000	$ 7,341,000
Net income (loss)	$ (17,000)	$ 297,000
Basic net income (loss) per share	$ -	$ 0.01
Basic weighted average shares	20,973,000	20,565,000
Diluted net income (loss) per share	$ -	$ 0.01
Diluted weighted average shares	20,973,000	23,287,000

Year ended January 31,	2005	2004
Net revenues	$ 31,437,000	$ 30,520,000
Net income	$ 1,840,000	$ 1,543,000
Basic net income per share	$ 0.09	$ 0.08
Basic weighted average shares	20,809,000	19,437,000
Diluted net income per share	$ 0.08	$ 0.07
Diluted weighted average shares	23,529,000	22,390,000

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	January 31,	January 31,
	2005	2004*
Assets

Current assets:
Cash and cash equivalents	$ 10,250	$ 18,962
Short-term investments	8,529	-
Accounts receivable - net	6,417	5,283
Other receivable	44	-
Inventories	3,675	2,614
Prepaid expenses & other	720	518

Total current assets	29,635	27,377

Equipment and leasehold improvements - net	1,756	1,028
Long-term investments	3,313	1,313
Other assets	233	74

Total	$ 34,937	$ 29,792

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$ 3,540	$ 1,666
Accrued liabilities and other	2,097	1,838
Current portion of capital lease obligations	-	5

Total current liabilities	5,637	3,509

Other long-term liabilities	189	261

Shareholders' equity:
Common stock	88,207	86,948
Accumulated other comprehensive income	27	37
Accumulated deficit	(59,123)	(60,963)

Total shareholders' equity	29,111	26,022

Total	$ 34,937	$ 29,792

* Derived from audited balance sheet included in the Company's annual report on Form 10-K for the year ended January 31, 2004.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three months ended		Year ended
	January, 31		January, 31
	2005	2004	2005	2004

Net revenues	$ 7,888	$ 7,341	$ 31,437	$ 30,520

Costs and expenses:
Costs of revenues	2,437	2,857	9,527	11,705
Research and development	2,934	2,414	11,648	10,000
Sales and marketing	1,241	1,219	4,804	4,802
General and administrative	1,395	612	4,209	2,499

Total costs and expenses	8,007	7,102	30,188	29,006

Net income (loss) from operations	(119)	239	1,249	1,514
Interest and other income, net	79	57	595	38

Net income (loss) before income taxes	(40)	296	1,844	1,552
Provision for (benefit from) income taxes	(23)	(1)	4	9

Net income (loss)	$ (17)	$ 297	$ 1,840	$ 1,543

Basic net income (loss) per share	$ 0.00	$ 0.01	$ 0.09	$ 0.08
Shares used in computing per share amount	20,973	20,565	20,809	19,437

Diluted net income (loss) per share	$ 0.00	$ 0.01	$ 0.08	$ 0.07
Shares used in computing per share amount	20,973	23,287	23,529	22,390